Exhibit 3.46
CERTIFICATE OF INCORPORATION
OF
GNC FUNDING, INC.
     1. The name of the Corporation is GNC Funding, Inc. (hereinafter, the “Corporation”).
     2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
     3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
     4. The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock with a par value of $0.01 per share.
     5. The name and mailing address of the incorporator are as follows:
Joshua L. Shuart
Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201-4761
     6. The number of directors of the Corporation shall be fixed in the manner provided in the By-Laws of the Corporation, and until changed in the manner provided in the By-Laws shall be two. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

Name	Address

Joseph Fortunato	300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

Curtis J. Larrimer	300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend, or repeal the By-Laws of the Corporation.
     8. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     9. A director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders.

     The undersigned, being the incorporator named above, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby make, file, and record this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 6th day of March, 2007.

/s/ Joshua L. Shuart
Joshua L. Shuart, Incorporator

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